Exhibit 99.1
Report of Independent Registered Public Accounting Firm on Supplemental Information
To the Shareholders and Board of Directors
Barings BDC, Inc.:
We have audited and reported separately herein on the consolidated financial statements of Barings BDC, Inc. and subsidiaries (the Company) as of December 31, 2021 and 2020, and for each of the years in the two-year period ended December 31, 2021.
The senior securities information for the years ended December 31, 2021 and 2020 included in Part II, Item 5 of the Annual Report on Form 10-K of the Company for the year ended December 31, 2021, under the caption “Senior Securities” (the Senior Securities Table) has been subjected to audit procedures performed in conjunction with the audit of the Company’s consolidated financial statements. The Senior Securities Table is the responsibility of the Company’s management. Our audit procedures included determining whether the Senior Securities Table reconciles to the consolidated financial statements or the underlying accounting and other records, as applicable, and performing procedures to test the completeness and accuracy of the information presented in the Senior Securities Table. In forming our opinion on the Senior Securities Table, we evaluated whether the Senior Securities Table, including its form and content, is presented in conformity with the instructions to Form N-2. In our opinion, the Senior Securities Table is fairly stated, in all material respects, in relation to the consolidated financial statements as a whole.
/s/ KPMG LLP
Charlotte, NC
February 23, 2022